EXHIBIT 99.1

ERF WIRELESS ACQUIRES MOMENTUM ONLINE ADDING 2,500 CUSTOMERS AND $1,200,000 RECURRING ANNUAL REVENUE

ACQUISITION ADDS ONE OF TEXAS' LARGER WIRELESS BROADBAND NETWORKS TO GROW RECURRING REVENUES AND COMPLEMENT COMPANY'S SECURE BANKING NETWORK STRATEGY
--------------------------------------------------------------------------------

LEAGUE CITY, Texas, Oct 18, 2007 (BUSINESS WIRE) -- ERF Wireless (OTCBB: ERFW), a leading provider of enterprise-class wireless and broadband products and services, announced today that the company has completed the acquisition of the assets and operations of Momentum Online Internet Services Inc. and Momentum Online Computer Services Inc. The transaction, which closed on October 17, 2007, is the ninth such acquisition by ERF Wireless Inc. of a Texas-based wireless Internet service provider ("WISP") and includes all of the current customers and network infrastructure equipment of Momentum Online, including approximately 33 tower locations. The Momentum Online acquisition provides ERF Wireless access to a large geographic area covering five counties in Central Texas, including Llano, Burnet, Gillespie, Blanco and Comal counties. The acquisition covers approximately 3,200 square miles and, when integrated with ERF Wireless' existing Central Texas WiNet and US-BankNet System, will give the company a footprint covering a population of more than 22,500 businesses, over 550,000 residents and 36 regional and community bank charters aggregating 462 branch locations. In addition, Robert C. "Bobby Mack" McClung has joined the ERF Wireless management team in conjunction with this transaction, with the initial responsibilities of overseeing and managing the company's Central-Texas WISP operations that are being acquired, supporting local BranchNet and US-BankNet Systems in the region, and managing additional planned Central-Texas WISP acquisitions.

Dr. H. Dean Cubley, Chairman and CEO of ERF Wireless, commented, "This Central Texas acquisition complements our already growing WISP operations across the state of Texas that now cover thousands of square miles from West Texas to the Texas Gulf Coast." Cubley added, "We believe that Momentum Online has built a first-class network and has achieved a solid reputation with its existing customer base of more than 2,500 customers and over $1,200,000 of recurring annual revenue. With the strength of our operations and support teams behind the foundation built by Momentum Online, coupled with an underserved geographic territory, we believe that we can achieve market share increases with commercial, residential, and regional and community banking customers that should positively respond to the advantages of secure wireless broadband communications and other services in this growing region of the state. Additionally, the addition of large blocks of accretive recurring revenues such as this and other planned acquisitions produce moves ERF Wireless ahead quickly toward our near-term goal of generating positive cash flow and also moving to a national exchange."

Robert C. "Bobby Mack" McClung, CEO of Momentum Online, commented, "I am excited about the acquisition and joining the ERF Wireless management team. I am looking forward to taking advantage of the growth potential that I believe ERF Wireless can bring to the Central-Texas market service area. I have become very familiar with the company and its management team over the past two years and they have developed one of the best strategic wireless broadband plans in the industry by building and or acquiring strategically-located profitable wireless broadband networks in areas where the company has an existing or planned community or regional bank as an anchor tenant in the US-BankNet strategic plan."

John A. Burns, Chairman and CEO of ERF Wireless' Enterprise Network Services subsidiary commented, "This acquisition adds a very nice backbone segment to our planned rollout of US-BankNet in Central Texas. Momentum's 33 towers, in addition to the 78 towers we already control across the state, gives us a great footprint in the Austin to San Antonio corridor. Adding towers and backbone segments that are already income producing and profitable to our overall design of the US-BankNet System enhances the business model quite dramatically since any banking revenue is totally complementary to existing revenue and operations. But more importantly, we are gaining a great management and support team for our growing company."

R. Greg Smith, CFO of ERF Wireless, commented, "The acquisition of strategically located, profitable wireless broadband networks is an essential part of the company's core business plan of generating recurring revenues through the acquisition and/or construction of enterprise-class wireless broadband networks in underserved parts of the country. Additionally, as a part of our wireless offerings to the regional banking industry, we are focusing on acquiring profitable networks in locations that will allow the company to provide support and technical expertise to the financial institutions that the company is currently or expects to be serving." Smith added, "We expect to announce additional acquisitions of other strategically-located profitable wireless broadband networks during the company's fourth quarter of 2007."


About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation (OTCBB: ERFW) that specializes in providing secure wireless and broadband product and secure service solutions to banking and commercial clients on a national and international basis. Its principals have been in the network integration, triple-play FTTH, IPTV content delivery, and Internet banking and encryption technology businesses for over 20 years and have constructed encrypted, wireless broadband networks, fiber-to-the-home projects, as well as secure Internet banking solutions for hundreds of banks across America. For more information about ERF Wireless, please visit www.erfwireless.com or call 281-538-2101. (ERFWG)

Forward-looking statements in this release regarding ERF Wireless Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.


SOURCE: ERF Wireless Inc.

ERF Wireless Inc., Clareen O'Quinn, 281*538*2101 ext. 113,
coquinn@erfwireless.com
-----------------------